Exhibit99.1

NEWS RELEASE

January 27, 2006

Union Bankshares Reports Fourth Quarter and Year-End Results

Ellsworth, Maine - Union Bankshares, Inc., (the "Company") (UNBH.OB) the parent company of Union Trust Company (the "Bank"), today announced net income for the year ended December 31, 2005 of $4.7 million, representing a decrease of $82,000, or 2%, when compared to $4.8 million for the prior year. Earnings per share increased $0.04 to $4.28 per share for 2005 from $4.24 per share in 2004, attributable in large part to the reduction in shares outstanding due to the continued success of the Company's stock repurchase program.

Net income for the fourth quarter was $1.1 million or $0.98 per share, representing a decrease of $30,000, or 3%, when compared to $1.1 million or $0.99 per share for the same period in 2004.

The Company's total assets amounted to $529.9 million at December 31, 2005, an increase of $41.5 million, or 9%, over December 31, 2004. The increase in total assets is primarily attributable to continued growth in all categories of the Bank's loan portfolio, with total loans increasing $45.9 million, or 15%, from one year ago. Specifically, the Company's residential real estate portfolio continued to expand, increasing by $24.0 million, or 12%, from 2004. Commercial real estate loans and commercial and industrial loans each also achieved healthy growth with outstanding balances rising by 14% or $8.1 million, and 27% or $6.0 million, respectively. Additionally, consumer loans increased by $7.1 million, or 31%, largely due to continued growth in home equity lines of credit, and the municipal loan portfolio increased by 17%, or $694,000, over 2004.

Total deposits increased $30.0 million, or 10%, over the prior year, to $335.0 million at December 31, 2005, and borrowings from the Federal Home Loan Bank combined with repurchase agreements increased by $13.3 million, or 10%, and were used to fill the gap between loan and deposit growth. As of December 31, 2005, the Company had total shareholders' equity of $40.6 million, or 8% of total assets, and continued to exceed regulatory requirements for well capitalized institutions.

Net interest income decreased $115,000 to $15.8 million in 2005 from $15.9 million in 2004. On a tax equivalent basis, however, net interest income increased $90,000 to $16.5 million in 2005 compared to $16.4 million in 2004 due to growth in the municipal loan and investment portfolios and the non-taxable treatment of these assets. During 2005, the net interest margin declined 36 basis points to 3.41% from 3.77% for 2004, due to the increase in cost of funds outpacing the improvement in asset yields. This margin compression was partially offset by an increase in average interest earning assets of $50.1 million, or 12%, from $434.3 million in 2004 to $484.4 million in 2005. Net interest income for the fourth quarter of 2005 decreased $214,000 to $3.8 million compared to $4.0 million for the fourth quarter of 2004.

During 2005, the Company recorded a reduction in the allowance for loan losses resulting in a net benefit of $215,000, compared to provision expense of $222,000 in 2004. Due to continuing strong asset quality, no provision for loan losses was recorded in the fourth quarter of 2005 compared to $25,000 during the fourth quarter of 2004.

Non-interest income, excluding net securities gains, amounted to $5.7 million for 2005 compared to $5.5 million for 2004, an increase of $271,000, or 5%. Financial service fees and commissions, representing 41% of total non-interest income, increased $447,000, or 23%, primarily due to fee increases on trust accounts, coupled with an increase in new business volume and growth in managed assets. Services charges and fees on deposit accounts, which represents 34% of total non-interest income, increased $136,000, or 8%, the primary contributor being increased activity in the overdraft privilege product generating income 14% higher than 2004. Loan fees and other income declined from 2004 by $125,000 and $246,000 respectively, primarily due to a slow-down in mortgage origination activity, as well as a reduction in gains and other income associated with the sale of loans on the secondary market.

For the three months ended December 31, 2005, non-interest income, excluding net securities gains, ended at $1.5 million, an increase of $172,000, or 13%, compared to $1.3 million for the same period in 2004. Financial service fees and commissions increased 135,000, or 29% and income from the cash surrender value of life insurance increased $16,000 over the three months ended 2004. Additionally, other income increased $30,000 resulting primarily from income associated with the sale of a property contained in other real estate owned. Offsetting these positive increases was a decline in loan fees of $22,000 resulting from continued reduced mortgage origination activity in the final three months of 2005.

Total non-interest expense, which consists primarily of employee compensation and benefits, net occupancy, equipment and data processing costs, and other support related activities, increased $671,000 or 5% to $15.2 million for the year ended December 31, 2005 from $14.5 million in 2004. The increase in non-interest expenses was primarily attributable to an increase in advertising expenses, as well as corporate and professional fees. Also contributing to the change from 2004 is the reversal of reserves related to the valuation of mortgage servicing rights, reducing 2004 expense by $187,000. Total salaries and employee benefits, representing 60% of total non-interest expenses, increased only 1.8%, or $162,000 from 2004. For the three months ended December 31, 2005, total non-interest expense increased $177,000 or 5%, ending the quarter at $4.0 million compared to $3.8 million for the same period in 2004.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

The strength of the United States economy in general and the strength of the local economies in which we operate;
Changes in deposit flows, demand for mortgages and other loans, real estate values, and competition;
Changes in trade, monetary and fiscal policies and laws including interest rate policies of the Federal Reserve Board;
Changes in accounting principles, policies, or guidelines; and
Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended December 31,
	2005	2004

Assets
Cash and due from banks	$ 9,725	$ 10,112
Investment securities	140,688	144,139
Loans	355,858	309,951
Less: allowance for loan losses	4,248	4,504
Net loans	351,610	305,447
Premises, furniture and equipment, net	6,220	5,672
Other assets	21,640	22,985

Total assets	$ 529,883	$ 488,355

Liabilities
Deposits	$ 334,998	$ 304,982
Advances from Federal Home Loan Bank	130,111	120,160
Other borrowed funds	17,584	14,254
Other liabilities	6,615	7,867

Total liabilities	489,308	447,263

Total shareholders' equity	40,575	41,092

Total liabilities and shareholders' equity	$ 529,883	$ 488,355

Consolidated Statements of Income (unaudited)
	For 3 Months Ended Dec 31,		For 12 Months Ended Dec 31,
	2005	2004	2005	2004

Interest and dividend income	$ 6,671	$ 5,734	$ 25,512	$ 22,091
Interest expense	2,873	1,722	9,695	6,159

Net interest income	3,798	4,012	15,817	15,932

Provision for loan losses	-	25	(215)	222

Net interest income after provision	3,798	3,987	16,032	15,710

Net securities gains	-	-	4	237
Non-interest income	1,492	1,320	5,747	5,476
Non-interest expense	3,954	3,777	15,220	14,549

Income before income taxes	1,336	1,530	6,563	6,874

Income taxes	259	423	1,816	2,045

Net income	$ 1,077	$ 1,107	$ 4,747	$ 4,829

Return on average equity	10.60%	10.52%	11.61%	11.63%
Return on average assets	0.82%	0.91%	0.91%	1.03%
Efficiency ratio			68.30%	65.89%
Book value per share, period end			$ 36.96	$ 36.86
Earnings per share	$ 0.98	$ 0.99	$ 4.28	$ 4.24
Dividends per share	$ 0.400	$ 0.325	$ 1.600	$ 1.275
Weighted average shares	1,099,717	1,123,429	1,109,238	1,138,701

2004 per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005...